EXHIBIT 11

                            DATA GENERAL CORPORATION

           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                   (Unaudited)

                     (In thousands except per share amounts)

                                                                Quarter Ended
                                                            --------------------
                                                            Dec. 28,    Dec. 30,
                                                              1996        1995
                                                            --------    --------

Primary earnings per share:
Net income .............................................     $10,415     $ 4,709
                                                             =======     =======

Weighted average shares outstanding ....................      39,694      38,081

Incremental shares from use of treasury
  stock method for stock options .......................       2,360       2,227
                                                             -------     -------

Common and common equivalent
  shares, where applicable .............................      42,054      40,308
                                                             =======     =======

Net income per share ...................................     $  0.25     $  0.12
                                                             =======     =======

Earnings per share assuming full dilution: (a)
Net income .............................................     $10,415     $ 4,709
                                                             =======     =======

Weighted average shares outstanding ....................      39,694      38,081

Incremental shares from use of treasury
  stock method for stock options .......................       2,493       2,639
                                                             -------     -------

Common and common equivalent shares
  assuming full dilution, where applicable .............      42,187      40,720
                                                             =======     =======

Net income per share ...................................     $  0.25     $  0.12
                                                             =======     =======


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
(a) For the quarters ended December 28, 1996 and December 30, 1995, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation.